Exhibit 99.1

Beneficient Appoints Karen J. Wendel to Board of Directors

Dallas, TX – November 22, 2024 (GlobeNewswire) – Beneficient (NASDAQ: BENF) (“Ben” or the “Company”), a technology-enabled financial services holding company, today announced the appointment of Karen J. Wendel as an independent member of the Company’s Board of Directors as of November 21, 2024. In addition to being an independent director, she was appointed to serve on the Audit, Products and Related Party Transactions and Enterprise Risk committees of the Board.

Ms. Wendel is the President and CEO of TrustChains, a boutique cybersecurity advisory firm based in San Francisco. She is an experienced executive with strong skills in banking, technology M&A, cybersecurity, private equity, corporate governance, risk management, and the emerging blockchain and DeFi space. Her strategic expertise provides unique decision-making skills for board-level strategic and tactical requirements. She has held executive and board roles in US and global private and public companies.

“We have identified a need for a board director with experience in the digital space,” said Beneficient’s CEO and Chairman Brad Heppner. “Karen fits that role perfectly as well as having significant experience counseling public and private companies and has served as CEO of four separate companies, which has provided her insight on blockchain technology for cybersecurity, asset management and other contexts. We are very honored to welcome her to the Beneficient Board.”

Ms. Wendel received Bachelor of Science degrees in Economics and International Relations from Brigham Young University. She has led major transformational projects across multiple geographies and industry segments that range from transaction processing to global cybersecurity and identity platforms to emerging technologies in the insurance, healthcare, and pharmaceutical arenas. She has played critical roles in the development and deployment of regulatory strategies for both banks and banking infrastructure players. She has guided private equity firms and their portfolio companies in developing strategies for the financial services, cybersecurity, and identity management segments.

About Beneficient

Beneficient (Nasdaq: BENF) – Ben, for short – is on a mission to democratize the global alternative asset investment market by providing traditionally underserved investors − mid-to-high net worth individuals, small-to-midsized institutions and General Partners seeking exit options, anchor commitments and valued-added services for their funds− with solutions that could help them unlock the value in their alternative assets. Ben’s AltQuote™ tool provides customers with a range of potential exit options within minutes, while customers can log on to the AltAccess® portal to explore opportunities and receive proposals in a secure online environment.

Its subsidiary, Beneficient Fiduciary Financial, L.L.C., received its charter under the State of Kansas’ Technology-Enabled Fiduciary Financial Institution (TEFFI) Act and is subject to regulatory oversight by the Office of the State Bank Commissioner.

For more information, visit www.trustben.com or follow us on LinkedIn.

Investors

investors@beneficient.com

Contacts

Matt Kreps: 214-597-8200, mkreps@darrowir.com

Michael Wetherington: 214-284-1199, mwetherington@darrowir.com

Investor Relations: investors@beneficient.com